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                              TearDrop Golf Company

32 Bow Circle                                               Phone (803) 686-1995
BLDG #1                                                             800-829-PUTT
Hilton Head Island, SC  29928                                FAX  (803) 686-2998


Mr. John Zeravica
2842 Lowe Court
Suwanee, GA  30174

June 28, 1996

Dear John:

This letter should confirm the terms of your employment with TearDrop Golf Company. You will begin on July 8, 1996. Your salary will initially be based on a $70,000.00 annual salary. You will receive a $300.00 per month car allowance. If TearDrop successfully undergoes an initial public offering, your salary will be based upon a $100,000.00 annual salary. Either party may end this relationship with two weeks notice. However, we are hopeful this will be a long term relationship and will revisit this provision after a successful public offering.

As you know, it will be necessary for you to live near the company's headquarters, and a move from the current location of Hilton Head to New Jersey is under consideration. The company will incur the expense of moving you, your family and your household furnishings after the public offering to the location of TearDrop's headquarters. When you move to the new company's location, you will pay for your housing at the new location. However, if the cost of reasonable housing rental is in excess of $1485.00 per month, the company will pay such overage, up to $500.00 per month up to 12 months or as long as your are employed by TearDrop.

It will be necessary for you to spend a significant amount of time on the road traveling with salesmen and calling on accounts. In addition, until relocation, you will also need to spend significant time in TearDrop's office on Hilton Head. We will work out a travel plan on July 8 to formulate an itinerary for time on the road and in the Hilton Head office. TearDrop will pay for the travel costs incurred under the travel plan when you are on the road with salesmen and calling on accounts. In addition, TearDrop will pay for travel expenses to and from the Hilton Head office and provide housing while you are in Hilton Head. TearDrop will provide a company credit card for you to use when conducting company business within the travel plan.


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TearDrop will provide a laptop computer, a pager and a phone with voice mail for your home until you are relocated. TearDrop will also provide medical insurance and will pay for your health insurance ($447.00 per month) under COBRA through your previous employer until you can begin coverage under the TearDrop policy.

I look forward to meeting you in person. Hopefully, we will be able to take advantage of the opportunity presented. Please indicate your acceptance of the above by signing below.

Sincerely,

TearDrop Golf Company


/s/ Brian R. Hochman
Brian R. Hochman, President


Accepted:

/s/ John Zeravica
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John Zeravica